Exhibit 21
Subsidiaries of Registrant

Date and % of Voting
Shares, Partnership
Interests, Voting Trust
	Year &	Certificates, Capital
Name & Address	State Inc.	Contributions	Description of Activity
Home Federal Savings Bank	1934	6/29/94	Federally Chartered Stock
1016 Civic Center Drive NW	Federal	HMN owns 100% of	Savings Bank
Rochester, MN 55901	Charter	voting shares

Osterud Insurance Agency, Inc. DBA Home Federal Investment Svcs. 1016 Civic Center Drive NW Rochester, MN 55901	1983 MN	12/1983 Bank owns 100%	Investment products and financial planning

Security Finance Corporation		12/29/95	Corporation invests in
1016 Civic Center Drive NW	1929	HMN owns 100% of	Securities, loans and real estate
Rochester, MN 55901	MN	voting shares